                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors and Shareholders
Venus Exploration, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-61193) on Form S-8 of Venus Exploration, Inc. of our report dated March 22, 2002, relating to the consolidated balance sheets of Venus Exploration, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 10-K of Venus Exploration, Inc.

Our report refers to a change in the Company's method of accounting for derivative instruments and hedging activities.

Our audit report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency and a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                         KPMG LLP

San Antonio, Texas
March 22, 2002